EXHIBIT 99.1 - PRESS RELEASE DATED SEPTEMBER 14, 2001.


ECHO BAY CONTINUES DEFERRAL OF CAPITAL SECURITIES INTEREST PAYMENTS

Edmonton, Friday, September 14, 2001 - Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today that it has elected to defer the interest payment due on October 1, 2001 to holders of its US$100 million in principal amount of capital securities. Under the terms of the capital securities, issued in March 1997, the company has the right to defer interest payments for up to 10 consecutive semi-annual periods. The current deferral represents the eighth consecutive deferral of semi-annual interest payments. Interest accrues during the deferral period at the rate of 12% per annum, compounded semi-annually, compared with the 11% face amount payable on the capital securities.

     The company announced on September 5, 2001 that it has entered into support and lock-up agreements with Franco-Nevada Mining Corporation Limited and Kinross Gold Corporation, holding approximately 72 percent and 15.8 percent of the capital securities, respectively, to exchange their capital securities for common shares in the capital of the company. The agreements are conditional upon 90 percent of the remaining capital security holders agreeing to exchange their capital securities on the same terms as Franco-Nevada and Kinross. The company will be seeking shareholder approval to exchange the capital securities for common shares.

     No registration statement relating to the capital securities, common shares or the exchange transaction has been filed. This press release does not constitute an offer by the company to sell common shares or the solicitation by it of an offer to buy the capital securities. There shall be no sale by the company of the common shares or offer by it to buy capital securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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     Echo Bay mines gold and silver in North America. The primary markets for its common shares are the American and Toronto stock exchanges

     Certain statements contained in this press release may be forward-looking. Such statements are only predictions and actual events or results may differ materially. Factors that could cause actual results to differ materially include the possibility that the transactions with Franco-Nevada and Kinross will not be completed.


Contact: Tom Yip, Vice President and Chief Financial Officer - 303-714-8720 www.echobay.com
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